LOCK-UP AGREEMENT

September 18, 2026

Almco Plumbing, Inc.

4338 Ronson Court, #D

San Diego, California 92111

Attention: Chief Executive Officer

Re: Lock-Up of Shares of Common Stock

Ladies and Gentlemen:

The undersigned (the "Holder") is the record and/or beneficial owner of the shares of common stock, $0.001 par value per share (the "Common Stock"), of Almco Plumbing, Inc., a California corporation (the "Company"), described on Schedule 1 hereto (the "Lock-Up Shares"). The Lock-Up Shares are not "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and are freely transferable as a matter of federal securities law. The Holder is entering into this letter agreement (this "Agreement") for the reasons set out below.

The Holder understands and acknowledges that (a) there is pending a change-in-control transaction with respect to the Company, (b) the Holder will derive a substantial indirect benefit from the orderly market in the Common Stock that this Agreement is intended to support, and that such indirect benefit, together with the Company's covenants in Section 9 and $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, constitutes adequate consideration for the Holder's undertakings herein, and (c) the Holder's failure to comply with this Agreement could have substantial adverse consequences to the Company, to its shareholders and to any public trading market for the Common Stock that cannot reasonably be measured or determined at this time.

Accordingly, the Holder agrees with the Company as follows:

1. Lock-Up. During the period commencing on the date of this Agreement and ending at 11:59 p.m., New York City time, on the date that is six (6) months thereafter (the "Lock-Up Period"), the Holder shall not Transfer any Lock-Up Share, or publicly disclose any intention to do so, other than a Permitted Transfer effected in accordance with Section 3.

2. Transfer. For purposes of this Agreement, "Transfer" means, directly or indirectly, whether or not for consideration and whether voluntarily, involuntarily or by operation of law:

(a) to sell, offer to sell, contract or agree to sell, hypothecate, pledge, encumber, grant any option or right to purchase, lend, gift, donate, assign, or otherwise dispose of or agree to dispose of any Lock-Up Share, or any interest in any Lock-Up Share;

(b) to establish or increase a put equivalent position, or to liquidate or decrease a call equivalent position, within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any Lock-Up Share;

(c) to effect any short sale of Common Stock, or to enter into any swap, collar, hedge, derivative or other arrangement that transfers to another person, in whole or in part, any of the economic or voting consequences of ownership of any Lock-Up Share, whether settled by delivery of Common Stock, in cash or otherwise; or

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(d) to publicly announce any intention to effect any transaction described in clause (a), (b) or (c).

3. Permitted Transfers. Section 1 does not prohibit a Transfer of Lock-Up Shares:

(a) by gift to a member of the Holder's immediate family, or to a trust the beneficiaries of which are the Holder and/or members of the Holder's immediate family;

(b) by will or by the laws of descent and distribution upon the death of the Holder;

(c) pursuant to a qualified domestic relations order or in connection with a divorce settlement;

(d) to any entity wholly owned and controlled by the Holder, or, if the Holder is an entity, to its equity holders, members or partners by pro rata distribution, or to an affiliate of the Holder;

(e) to a charitable organization; or

(f) with the prior written consent of the Company, which may be given or withheld in its sole discretion;

provided, however, in each case, that (1) the transferee executes and delivers to the Company, prior to the Transfer, a written agreement in substantially the form of this Agreement binding the transferee for the balance of the Lock-Up Period, (2) the Transfer does not involve a disposition for value, (3) the Transfer is not made through, and does not result in a sale into, any public trading market, and (4) no filing under Section 13 or Section 16 of the Exchange Act, and no other public announcement, is required or voluntarily made in connection with the Transfer during the Lock-Up Period other than a filing on Form 4 or Form 5, if applicable, that expressly notes the applicability of this Agreement. A Transfer permitted by this Section 3 does not release the transferred shares from this Agreement.

4. No Nominee or Indirect Arrangements. The Holder shall not, during the Lock-Up Period, place any Lock-Up Share in the name of any nominee, or transfer any Lock-Up Share to any person or entity with the purpose or effect of permitting a sale that the Holder could not itself effect under this Agreement, or take any other action for the purpose of avoiding or circumventing this Agreement. The Holder shall cause each of its controlled affiliates, and any person or entity that shares with the Holder discretion over, or information concerning, the Holder's investments in the Common Stock, to comply with Section 1 as if such person were the Holder.

5. Custody of the Lock-Up Shares. The Holder represents that the Lock-Up Shares are held as described on Schedule 1, and agrees that the Holder shall, within three (3) business days after the date of this Agreement, deliver to the securities intermediary identified on Schedule 1 a written instruction, in form and substance reasonably satisfactory to the Company and with a copy delivered concurrently to the Company, directing that intermediary not to accept or execute any order to sell, transfer, lend or deliver any Lock-Up Share during the Lock-Up Period, and shall not revoke, amend or supersede that instruction during the Lock-Up Period.

6. Transfer Agent; Stop Transfer. The following applies to Lock-Up Shares registered in the Holder's name on the books of the Company's transfer agent:

(a) The Holder agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the Transfer of any Lock-Up Share of which the Holder is the record holder, and to the notation of the restrictions set forth in this Agreement in the transfer records of the transfer agent, in each case for the duration of the Lock-Up Period. The Holder authorizes the Company to deliver such instructions and to deliver a copy of this Agreement to the transfer agent.

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(b) With respect to any Lock-Up Share of which the Holder is the beneficial but not the record holder, the Holder agrees during the Lock-Up Period to cause the record holder, and any securities intermediary through which the Holder holds, to refrain from effecting any Transfer prohibited by this Agreement. The Holder's obligation under this Section 6(b) is a covenant of the Holder and is not, and shall not be construed as, a restriction on the Common Stock or on any securities intermediary in its capacity as such.

(c) Nothing in this Agreement restricts, prohibits or conditions the transfer of, or ownership of, any share of Common Stock to or from a securities intermediary in its capacity as such within the meaning of Rule 17Ad-20 under the Exchange Act. The restrictions in this Agreement run against the Holder personally and not against the Common Stock. Any provision of this Agreement that would, if given effect, operate as such a restriction or prohibition shall be of no force or effect to that extent.

(d) Any stop transfer instruction and any record notation made under this Section 6 shall be released, and the Company shall so instruct the transfer agent in writing, promptly and in any event within two (2) business days after the expiration of the Lock-Up Period, without any requirement that the Holder deliver an opinion of counsel or any other document.

7. No Legend. The Company shall not cause any restrictive legend to be placed on any certificate, book-entry position or Direct Registration System advice evidencing the Lock-Up Shares by reason of this Agreement.

8. Information and Monitoring Covenants. During the Lock-Up Period, the Holder shall:

(a) maintain the Lock-Up Shares in the account or accounts identified on Schedule 1, and give the Company not less than five (5) business days' prior written notice before moving any Lock-Up Share to any other account, intermediary or form of holding;

(b) deliver to the Company, within ten (10) days after the end of each calendar month, either (i) a copy of the account statement for each account identified on Schedule 1, or (ii) a certificate of the Holder confirming the number of Lock-Up Shares held and that no Transfer has occurred in violation of this Agreement;

(c) authorize the Company, and hereby does authorize the Company, to request and receive from each securities intermediary identified on Schedule 1 written confirmation of the number of shares of Common Stock held in the identified account, and shall execute any further instruction that intermediary reasonably requires to give effect to this authorization; and

(d) notify the Company in writing within one (1) business day of becoming aware of any Transfer, or any attempted or pending Transfer, of any Lock-Up Share in violation of this Agreement.

9. Company Covenants. The Company covenants that (a) it will not, without the Holder's prior written consent, take any action that would extend the Lock-Up Period, (b) it will release the stop transfer instructions and record notations as provided in Section 6(d), and (c) if the Company releases any other holder from a lock-up or leak-out restriction covering shares of Common Stock, in whole or in part, before the expiration of the Lock-Up Period, the Holder shall be released to the same extent, on the same terms, and on a pro rata basis measured by the number of shares subject to each such agreement. The Company shall give the Holder written notice of any such release within three (3) business days.

10. Retained Rights. The Holder retains all rights of a shareholder with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote the Lock-Up Shares and the right to receive dividends and other distributions. Nothing in this Agreement transfers to the Company any ownership interest in the Lock-Up Shares.

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11. Representations of the Holder. The Holder represents and warrants that: (a) the Holder has full power and authority to enter into this Agreement and, if an entity, has taken all action necessary to authorize it; (b) this Agreement is the Holder's legal, valid and binding obligation, enforceable against the Holder in accordance with its terms; (c) the Lock-Up Shares are, and immediately after the date of this Agreement will be, held as described on Schedule 1, free of any pledge, lien, hypothecation, short position, option, swap, collar or other hedging arrangement other than as disclosed on Schedule 1; (d) the Holder owns no shares of Common Stock other than the Lock-Up Shares except as disclosed on Schedule 1; and (e) the Holder has had the opportunity to consult counsel of its own choosing regarding this Agreement.

12. Remedies. The Holder acknowledges that money damages would not be an adequate remedy for a breach of this Agreement and that the Company would suffer irreparable harm. Accordingly:

(a) the Company is entitled to specific performance and to temporary, preliminary and permanent injunctive relief to enforce this Agreement, without the requirement to post any bond or other security and without any requirement to prove that money damages would be inadequate, in addition to every other remedy available at law or in equity;

(b) if the Holder Transfers any Lock-Up Share in violation of this Agreement, the Holder shall hold the gross proceeds of that Transfer in constructive trust for the benefit of the Company and shall pay those proceeds over to the Company promptly on demand, and the Holder waives any defense that this remedy is a penalty. This remedy is in addition to, and not in lieu of, the Company's other remedies, and any recovery under this Section 12(b) shall be credited against any damages award for the same Transfer; and

(c) the prevailing party in any action to enforce this Agreement is entitled to recover its reasonable attorneys' fees and costs.

13. Miscellaneous.

(a) Governing law. This Agreement is governed by the laws of the State of Nevada, without regard to conflict of laws principles.

(b) Venue; jury waiver. Each party submits to the exclusive jurisdiction of the state and federal courts sitting in Clark County, Nevada, and each party irrevocably waives trial by jury.

(c) Termination. This Agreement terminates automatically at the end of the Lock-Up Period, except that Sections 12 and 13 survive as to any breach occurring during the Lock-Up Period.

(d) Amendment; waiver. No amendment or waiver is effective unless in a writing signed by both parties. No failure or delay in exercising any right operates as a waiver.

(e) Successors. This Agreement binds the Holder's heirs, executors, administrators, successors and permitted assigns.

(f) Severability. If any provision is held unenforceable, the remainder continues in effect.

(g) Entire agreement. This Agreement, together with Schedule 1, is the entire agreement of the parties as to its subject matter.

(h) Counterparts; electronic signature. This Agreement may be signed in counterparts and delivered electronically, each of which is an original.

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(i) Notices. Notices shall be in writing and delivered to the addresses set forth on the signature page, by hand, by overnight courier, or by electronic mail with confirmation of receipt.

(j) Delivery to transfer agent. A copy of this Agreement shall be delivered to the Company's transfer agent of record and retained with the records of the Company.

Please confirm the Company’s agreement to the foregoing by signing and returning a counterpart of this Agreement.

Very truly yours,

TEMPO RESTORATION

By: _________________________

Title: Its authorized representative

ACCEPTED AND AGREED

as of the date first written above:

ALMCO PLUMBING, INC.

By: _________________________

Name: Vladyslav Khorenko

Title: Chief Executive Officer

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SCHEDULE 1

The Lock-Up Shares

1. Lock-Up Shares.

Number of shares of Common Stock subject to this Agreement: 200,000 shares

2. How held. (Complete every line that applies.)

☐ Registered in the Holder's name in book-entry form (DRS) at the transfer agent

Transfer agent: ____________________ Account/holder number: ____________________

Number of shares: ____________________

☐ Certificated, registered in the Holder's name

Certificate number(s): ____________________ Number of shares: ____________________

☐ Held in street name through a securities intermediary

Intermediary (broker/bank): ____________________

Account title: ____________________ Account number (last four): __________

Registered holder of record: Cede & Co. (or: ____________________)

Number of shares: ____________________

3. Other shares of Common Stock owned by the Holder (record or beneficial, of any kind, including options, warrants and convertible securities). State "None" if none.

_______________________________________________________________________________

_______________________________________________________________________________

4. Existing pledges, liens, short positions, options, swaps, collars or other hedging arrangements affecting any share of Common Stock owned by the Holder. State "None" if none.

_______________________________________________________________________________

_______________________________________________________________________________

5. Custody election under Section 5 (check one): ☐ Alternative A (DRS) ☐ Alternative B (Escrow) ☐ Alternative C (Street name with broker instruction)

Holder initials: __________ Company initials: __________

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